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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION STATEMENT TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )*


                                    AMFM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    001693100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]      Rule 13d-1(b)

                  [ ]      Rule 13d-(c)

                  [ ]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                          -------------------
CUSIP NO. 001693100                    13G                   PAGE 2  OF  5 PAGES
-------------------                                          -------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

            OPPENHEIMER CAPITAL  (IRS NO. 13-3413767)
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF SHARES           5      SOLE VOTING POWER
         BENEFICIALLY
          OWNED BY                        -0-
            EACH                ------------------------------------------------
          REPORTING                6      SHARED VOTING POWER
           PERSON
            WITH                          14,312,192
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                          14,312,192
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,312,192
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.0
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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-------------------                                          -------------------
CUSIP NO. 001693100                    13G                   PAGE 3  OF  5 PAGES
-------------------                                          -------------------

ITEM 1   (a)      NAME OF ISSUER:
                  AMFM INC.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  1845 Woodall Rodgers Freeway
                  Suite 1300
                  Dallas, Texas 75201

ITEM 2   (a)      NAME OF PERSON FILING:
                  OPPENHEIMER CAPITAL

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  1345 Avenue of the Americas
                  New York, New York 10105-4800

         (c)      CITIZENSHIP:
                  Not Applicable.

         (d)      TITLE OF CLASS OF SECURITIES:
                  Common Stock

         (e)      CUSIP NUMBER:
                  001693100

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ] Broker or dealer registered under Section 15 of the
                      Exchange ACT;

         (b)      [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)      [ ] Insurance company as defined in Section 3(a)(19) of the
                      Act;

         (d)      [ ] Investment company registered under Section 8 of the
                      Investment Company Act;

         (e)      [X] Investment adviser registered under Section 203 of the
                      Investment Advisors Act of 1940;

         (f)      [ ] Employee benefit plan or endowment fund in accordance with
                      Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ] Parent holding company or control person, in accordance with 13d-1(b)(ii)(G);

         (h)      [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (g)      [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      [ ] Group, in accordance with Rule13d-1(b)(1)(ii)(H).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]



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-------------------                                          -------------------
CUSIP NO. 001693100                    13G                   PAGE 4  OF  5 PAGES
-------------------                                          -------------------

ITEM 4   OWNERSHIP.

         (A)   Amount beneficially owned: 14,312,192 **
         (B)   Percent of Class: 10.0
         (C)   Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote: -0-

               (ii)  Shared power to vote: 14,312,192

               (iii) Sole power to dispose or direct the disposition of: -0-

               (iv)  Shared power to dispose or direct the disposition of:
                     14,312,192 **

 ** This report is being filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts relating to their collective beneficial ownership of shares of common stock of the Issuer. Oppenheimer Capital is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. As a result of its role as investment adviser Oppenheimer may be deemed to be the beneficial owner of the securities of the Issuer. Oppenheimer Capital has the sole power to dispose of the shares and to vote the shares under its written guidelines established by its Management Board.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         No one client owns more than five percent of the securities of the Issuer.

ITEM 7 IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8   IDENTIFICATION AND CLARIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.



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-------------------                                          -------------------
CUSIP NO. 001693100                    13G                   PAGE 5  OF  5 PAGES
-------------------                                          -------------------

ITEM 10  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Date: September 7, 1999




                                           /s/ DEBORAH KABACK
                                           ----------------------------------
                                               Deborah Kaback
                                               Senior Vice President